EXHIBIT 22.1
                     SUBSIDIARIES OF INTER-TEL, INCORPORATED

         Listed below are all the subsidiaries of Inter-Tel, Incorporated, as well as the jurisdiction under the laws of which each was organized, and the percentage of the outstanding voting stock of each owned by Inter-Tel, Incorporated.
                                               Percentage        State or
                                                of Voting      Jurisdiction
Name                                           Stock Owned    of Organization
----                                           -----------    ---------------

Inter-Tel Integrated Systems, Inc.                 100%           Arizona

Inter-Tel Technologies, Inc. (formerly
  Inter-Tel Communications, Inc.)                  100%           Arizona

Inter-Tel Leasing, Inc.                            100%           Arizona

Inter-Tel Midwest, Inc.                            100%           Delaware

Inter-Tel Incorporated-New Jersey                  100%           Delaware

Inter-Tel NetSolutions, Inc.                       100%           Texas

Inter-Tel DataCom, Inc.                            100%           Delaware

Southwest Telephone Systems, Inc.                  100%           New Mexico

American Telcom Corp. of Georgia, Inc.             100%           Georgia

Access West, Inc.                                  100%           Delaware

Inter-Tel Integrated Systems (UK), Ltd.            100%           United Kingdom

Inter-Tel Japan, Inc.                              100%           Japan

Florida Telephone Systems, Inc.                    100%           Florida

NTL Corporation dba ComNet of Ohio                 100%           Ohio